Exhibit 10.16
SIXTH AMENDMENT
TO THE
CATERPILLAR INC.
SUPPLEMENTAL RETIREMENT PLAN
Caterpillar Inc. (the “Company”) sponsors the Caterpillar Inc. Supplemental Retirement Plan (formerly known as the Caterpillar Inc. Supplemental Pension Benefit Plan and hereinafter referred to as the “Plan”). By a document dated December 17, 2007, the Plan was most recently amended and restated effective January 1, 2005. The Plan has been subsequently amended on five separate occasions by documents dated November 1, 2010, July 30, 2012, December 13, 2012, December 5, 2013 and December 10, 2014. Pursuant to Article VII of the Plan, the Company has reserved the right to amend the Plan in whole or in part, at any time. By this instrument, the Company amends the Plan, with the consent of the affected Plan participant, to provide that if the person who occupies the position of Chief Executive Officer of the Company on the effective date hereof terminates employment prior to attainment of age 65 for any reason other than death or disability, the amount payable pursuant to the Plan shall be reduced for early retirement despite the provision of the Caterpillar Inc. Retirement Income Plan that otherwise provides for payment of an unreduced pension upon early retirement on or after the attainment of age 62.
1.This Sixth Amendment shall be effective as of the date of its execution.
2.    Section 3.4 of the Plan is amended and restated in its entirety to provide as follows:
“3.4    Early Retirement Reductions.
(a)    General. Benefits determined pursuant to this Article III shall be subject to the same reductions for early commencement as applicable under RIP.
(b)    CEO. Notwithstanding Section 3.4(a) or anything else herein to the contrary, if the employment of the person who occupied the position of Chief Executive Officer of the Company on the effective date of the Sixth Amendment to the January 1, 2005 restatement (the “CEO”) terminates for any reason other than death or Disability prior to the attainment of age 65, the benefit determined pursuant to this Article III shall be reduced in accordance with the early retirement provisions of RIP but substituting age 65 for age 62. Upon termination of the CEO’s employment due to death or Disability, the benefits determined pursuant to this

Article III for the CEO shall be subject to the same reductions for early retirement as applicable under RIP.”
3.    This Sixth Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Sixth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Sixth Amendment.